Home Loan Servicing Solutions, Ltd. Receives Notice of Delisting from NASDAQ

George Town, Grand Cayman, April 24, 2015 (GLOBE NEWSWIRE) – Home Loan Servicing Solutions, Ltd. (“HLSS” or the “Company”) (NASDAQ:HLSS) today announced that on April 20, 2015 it received a letter from the Listing Qualifications Staff ("Staff") of The Nasdaq Stock Market LLC (“Nasdaq”), notifying the Company that Nasdaq has determined to delist the ordinary shares of the Company from Nasdaq pursuant to the Staff’s discretionary authority under Listing Rule 5101, effective at the opening of business on April 29, 2015.

As disclosed on April 10, 2015, HLSS intends to pay a liquidating distribution in the aggregate amount of approximately $1.2 billion or $16.613 per share (the “Distribution Amount”) on April 27, 2015 . Following the payment of the Distribution Amount, HLSS intends to file a proxy statement in connection with a proposed merger of HLSS with a subsidiary of New Residential Investment Corp. ("New Residential"). Upon the consummation of the proposed merger, holders of ordinary shares of the Company at the effective time of the merger will receive an aggregate of approximately $50 million or $0.704059 per share, and all shares of HLSS will automatically be canceled.

The Company does not intend to appeal the Staff's decision.

The distribution will be made pursuant to the Plan of Complete Liquidation and Dissolution previously adopted by the Company and is intended to be treated as a payment in exchange for a holder's ordinary shares for U.S. federal income tax purposes. Holders are urged to consult their tax advisors as to the tax consequences of the distribution (including the application of the passive foreign investment company, or “PFIC,” rules) in light of their particular circumstances.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, governmental regulations and policies, our ability to maintain our PFIC status and other risks detailed in HLSS' reports and filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made and should not be relied upon. HLSS undertakes no obligation to update or revise the forward-looking statements.

Additional Information About the Proposed Merger and Where to Find It

A meeting of the shareholders of the Company will be announced to obtain shareholder approval of the proposed merger transaction. The Company intends to file with the Securities and Exchange Commission ("SEC") a proxy statement and other relevant documents in connection with the proposed merger transaction. The definitive proxy statement will be sent or given to the shareholders of the Company and will contain important information about the proposed merger transaction and related matters. The Company’s shareholders are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about the Company, New Residential and the proposed merger transaction. Investors may obtain a free copy of these materials (when they are available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at www.HLSS.com or by sending a written request to the Company at Home Loan Servicing Solutions, Ltd. c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, Attention: Secretary.

Participants in the Solicitation

The Company, New Residential and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from the shareholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s shareholders in connection with the proposed merger transaction, and any interest they have in the proposed merger transaction, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding the Company’s directors and officers is included in the proxy statement for the Company’s 2014 Annual Meeting of Shareholders filed with the SEC and on Form 8-K filed with the SEC on May 16, 2014. Additional information regarding New Residential’s directors and officers is included in New Residential’s 2014 Form 10-K and the proxy statement for New Residential’s 2015 Annual Meeting of Shareholders filed with the SEC on April 17, 2015.

CONTACT: Investor Relations

T: 678-784-3231